EXHIBIT 10.1


                          PARTIAL ASSIGNMENT OF OPTION

                            (PLUM TREE 4TH ADDITION)


          THIS PARTIAL ASSIGNMENT OF OPTION ("ASSIGNMENT") is entered into effective as of ____________, 1998, by and between Lundgren Bros. Construction, Inc., a Minnesota corporation ("LUNDGREN") and Plum Tree 4th LLC, a Minnesota limited liability company ("LLC"). Lundgren and LLC are sometimes hereafter individually or collectively referred to as a "PARTY" or the "PARTIES."

                                    PREAMBLE

A. Lundgren and Chanhassen Center Partnership ("CCP") have previously entered into that certain Option Agreement dated February 1, 1993 (the "INITIAL OPTION AGREEMENT") for certain real property described therein and situated in the City of Plymouth, Minnesota (the "OPTION PROPERTY").

B. The Initial Option Agreement has been previously amended by that certain First Amendment to Purchase [SIC] Agreement, signed by CCP on March 29, 1994 and signed by Lundgren on March 25, 1994; by that certain Second Amendment to Option Agreement signed by CCP on May 3, 1994 and signed by Lundgren on May 2, 1994; by that certain Third Amendment to Option Agreement dated as of March 22, 1995; by that certain Fourth Amendment to Option Agreement dated as of September 30, 1995; by that certain Fifth Amendment to Option Agreement dated as of August 26, 1996; by that certain Sixth Amendment to Option Agreement dated as of June 1, 1997, and by that certain Seventh Amendment to Option Agreement of even date herewith (the Initial Option Agreement as amended is referred to herein as the "OPTION AGREEMENT").

C. Lundgren desires to assign to LLC its rights under the Option Agreement with respect to that portion of the Option Property described in attached EXHIBIT A ("4TH ADDITION PROPERTY") which is being platted as Plum Tree 4th Addition. LLC desires to acquire the 4th Addition Property pursuant to the Option Agreement.

          THEREFORE, in consideration of LLC's assumption of Lundgren's Option Agreement obligations with respect to the 4th Addition Property, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

     1. DEFINITIONS. Except as expressly provided herein, words and phrases in this Assignment have the same meanings as defined in the Option Agreement.

     2. ASSIGNMENT. Lundgren hereby transfers and assigns to LLC all of Lundgren's right, title and interest in and to all of the following:

          2.1. OPTION TO PURCHASE THE 4TH ADDITION PROPERTY. All of Lundgren's rights under the Option Agreement with respect to the 4th Addition Property, including, without limitation, the right to purchase the 4th Addition Property from CCP and any representations and warranties of CCP under the Option Agreement and the documents delivered pursuant thereto pertaining to the 4th Addition Property. The assignment under this Subsection is expressly limited to the 4th Addition Property and Lundgren retains all rights under the Option Agreement with respect to the remainder of the Option Property.

          2.2. WORK PRODUCT. All drawings, plats, plans, reports, studies, appraisals, analyses an other documents or data pertaining to the 4th Addition Property and/or the development of the 4th Addition Property, whether prepared by Lundgren or third party consultants ("WORK PRODUCT"). At LLC's request Lundgren shall provide LLC with full-size copies of all Work Product which is in Lundgren's possession, together with a computer diskette(s) containing all Work Product that is available in a format readable by a computer.

          2.3. CONSULTANT AGREEMENTS. All agreements with third party consultants engaged by or on behalf of Lundgren to produce or provide Work Product pertaining to the 4th Addition Property ("CONSULTANT AGREEMENTS").

          2.4. APPROVALS. All requests or applications, together with all implementing and supporting documentation and agreements, for governmental, public utility or other property approvals or permits, including, without limitation, subdivision and zoning approvals, development agreements, utility will serve authorizations and agreements, and any other permit, authorization, approval or agreement relating to the use or development of the 4th Addition Property (collectively the "PROPERTY APPROVALS").

                    If requested by LLC, Lundgren shall execute and deliver to LLC such further documents and instruments that may be reasonably required from time to time in order to evidence and perfect this assignment.

     3. ASSUMPTION. LLC assumes all of Lundgren's executory obligations with respect to the 4th Addition Property under the Option Agreement, the Consultant Agreements and the Property Approvals, as of the effective date of this Assignment; provided, however, that Lundgren remains responsible for payment of all amounts due all third parties, whether pursuant to Consultant Agreements or otherwise, incurred prior to the date of this Assignment for Work Product and grading, utility installations or other improvements to the Property ("WORK IN PROCESS"). Notwithstanding the immediately preceding sentence, LLC shall pay for any Work in Process which is included on the Sworn Cost Statement approved by Builders Development & Finance, Inc. as a part of LLC's acquisition and development loan for the 4th Addition Property. Subject to LLC's limited obligation to pay for Work in Process funded through its development loan, Lundgren shall ensure that all amounts due consultants for Work Product are promptly paid in order to facilitate the transfer to and use by LLC of the consultants' Work Product. Lundgren remains responsible for all of Lundgren's executory obligations under the Option Agreement with respect to the remainder of the Option Property.

     4. ACKNOWLEDGMENT. The Parties agree that, as of June 1, 1998, the Option Purchase Price of the 4th Addition Property is $667,897.10, calculated at the rate of $25,688.35 per residential Lot. The Option Purchase Price of the 4th Addition Property is inclusive of all accrued and unpaid Monthly Holding Fees attributable to the 4th Addition Property through May 31, 1998. Although LLC is acquiring the Option and paying the Option

          Purchase Price for the 4th Addition Property, the Parties acknowledge that CCP will only deed the 4th Addition Property to Lundgren. Lundgren agrees to accept title to the 4th Addition Property from CCP and concurrently convey the same to LLC for no additional consideration beyond the consideration provided herein for assignment of Lundgren's 4th Addition Property Option rights.

     5. ASSIGNMENT CONSIDERATION. LLC shall pay Lundgren $229,771 in consideration of the assignment of Lundgren's Option rights in the 4th Addition Property, which payment shall be in the form of LLC's promissory note, bearing interest at the rate of 1% over prime, secured by a fourth mortgage on the 4th Addition residential lots (subordinate to $425,000 first and $1,340,000 second mortgages in favor of the development loan lender and the $670,000 "Shared Costs" third mortgage in favor of BF Holding Company. At the closing LLC shall execute a Modification of the Shared Costs mortgage to include the 4th Addition residential lots as additional collateral for the Shared Costs loan.

     6. LUNDGREN'S REPRESENTATIONS AND WARRANTIES. Except for those matters disclosed in the Option Agreement and in the Work Product, Lundgren represents and warrants to LLC as follows:

          6.1. PROPERTY AGREEMENTS AND APPROVALS. The Option Agreement, Consultant Agreements and Property Approvals are currently in full force and effect; Lundgren is not in default in performing Lundgren's obligations under the Option Agreement, the Consultant Agreements or the Property Approvals; Lundgren is not aware of any default in performance of CCP's or consultants' obligations under the Option Agreement and Consultant Agreements; and Lundgren has not previously assigned, sold, pledged, mortgaged or otherwise transferred Lundgren's interest in the Option Agreement, the Consultant Agreements or the Property Approvals.

          6.2. LITIGATION. Lundgren does not have knowledge of any litigation, investigation, condemnation or legal proceedings of any kind which are threatened or pending against the 4th Addition Property or which pertain to or may affect the 4th Addition Property.

          6.3. HAZARDOUS WASTE. "Hazardous waste" means any waste, substance or other material which is defined by or determined by any federal, state or local statute, regulation, ordinance or ruling to be hazardous, toxic, poisonous or dangerous. To the best of Lundgren's knowledge:

                    6.3.1. The 4th Addition Property does not violate any federal, state or local statute, regulation or ordinance dealing with environmental protection or hazardous waste;

                    6.3.2. The 4th Addition Property's soil and water table are free and clear of any and all contaminants, including hazardous waste;

                    6.3.3. The 4th Addition Property has not been used for the storage or disposal of any hazardous waste; and

                    6.3.4. Lundgren has received no notice from any governmental authority concerning the removal of hazardous waste from the 4th Addition Property.

          6.4. STORAGE TANKS. Lundgren knows of no underground or aboveground storage tanks that now exist or ever existed on any portion of the 4th Addition Property.

          6.5. WELLS; PRIVATE SEWER SYSTEMS. Lundgren does not know of any well(s) or private sewer system(s) on the 4th Addition Property.

          6.6. INDEMNITY. Lundgren shall indemnify LLC, its successors and assigns, against, and shall hold LLC, its successors and assigns, harmless from, any fines, penalties, liabilities, claims, suits, actions, damages, losses, costs and expenses, including reasonable attorneys' fees, which LLC may incur because of any breach of any of Lundgren's representations and warranties in this Assignment.

          6.7. NO THIRD PARTY BENEFICIARIES. Lundgren's representations, warranties and indemnities made and given to LLC pursuant to
                    Section 6 or elsewhere in this Assignment are for the exclusive benefit of LLC and no other person, and neither CCP nor any other person shall be deemed a "third party beneficiary" of any such representations, warranties or indemnities made or given by Lundgren to LLC hereunder.

     7. NOTICE. Any notice or other communication under this Agreement shall be in writing, addressed to Lundgren at the address specified for notices in the Option Agreement and to LLC at its registered address on file from time to time with the Office of the Minnesota Secretary of State. Delivery may be made by (1) United States Mail, registered or certified mail, postage prepaid, return receipt requested; (2) commercial delivery service with its customary receipts; or (3) noncommercial delivery with a notarized affidavit of delivery to the relevant address. Notices are deemed received on the date of delivery if sent by delivery service, or, if mailed, on the third (4th business day after mailing. A Party may change its address under this section by giving notice to the other Party.

     8. NO BROKERS. Each Party warrants to the other Parties that it has not taken any action in connection with this transaction which would result in any real estate broker's fee, finder's fee, or other fee being due or payable to any person. Each party agrees to indemnify, defend and hold harmless the other Parties from and against any and all claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such Party in connection with the execution of this Assignment or the transaction contemplated herein. Lundgren hereby discloses that Lundgren is a licensed real estate broker and is assigning its option in the 4th Addition Property for Lundgren's own account.

     9.   MISCELLANEOUS.

          9.1. LUNDGREN'S FILES AND RECORDS. Lundgren's files and records relating to the 4th Addition Property shall be made available to LLC at reasonable times for inspection and copying by LLC at LLC's sole cost and expense.

          9.2. AMENDMENT. This Assignment may not be amended, waived, or modified except by an instrument in writing executed by the Party against whom enforcement of such amendment, waiver or modification is sought.

          9.3. SEVERABILITY. If any term or provision of this Assignment is invalid or unenforceable, the remainder of this Assignment shall not be affected and shall remain in full force and effect. It is the intention of the Parties that if any provision of this Assignment is held to be illegal, invalid or unenforceable, there will be substituted in lieu thereof a legal, valid and enforceable provision as similar in terms to such unenforceable provision as is possible.

          9.4. SURVIVAL. All covenants, agreements, obligations and undertakings made by Parties in or pursuant to this Assignment or the Option Agreement shall survive this partial assignment of the Option Agreement and conveyance of the 4th Addition Property to LLC, whether or not so expressed in the immediate context of any such covenant, agreement, obligation or undertaking. Consummation of this transaction by a Party with knowledge of any breach by the other Party shall not be deemed a waiver or release of any claims hereunder due to such breach.

          9.5. SUCCESSORS; NO ASSIGNMENT. This Assignment shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, subject to the restrictions on assignment contained in the Option Agreement.

          9.6. ATTORNEYS' FEES. If any Party defaults under this Assignment, the defaulting Party shall be responsible for all reasonable expenses (including attorneys' fees) incurred by the other Parties in enforcing any rights and remedies under this Assignment.

          9.7. HOLD HARMLESS. LLC shall indemnify and hold Lundgren harmless from any and all claims arising from third parties as a result of LLC's acts or omissions. Lundgren shall indemnify and hold LLC harmless from any and all claims arising from third parties as a result of Lundgren's acts or omissions.

          9.8. AUTHORITY TO CONTRACT. The Parties represent to each other that the execution and delivery of this Assignment and the consummation of the transactions contemplated hereby are within each of the Party's purposes and powers and all requisite action has been taken to make this Assignment the valid and binding obligation upon each of the Parties hereto.

          IN WITNESS WHEREOF, the Parties hereto have executed this Assignment effective as of the date first written above.


LLC:                                       LUNDGREN:

PLUM TREE 4TH LLC                          LUNDGREN BROS. CONSTRUCTION, INC.

By                                         By
  -----------------------------------        -----------------------------------
  Its                                        Its
     --------------------------------           --------------------------------



EXHIBITS:

A         Legal Description of the 4th Addition Property

                                    EXHIBIT A

                   LEGAL DESCRIPTION OF 4TH ADDITION PROPERTY



          That certain real property located in the City of Plymouth, Hennepin County, Minnesota, described as follows:

              Lots 1 through 5, Block 1;
              Lots 1 through 8, Block 2;
              Lots 1 through 11, Block 3;
              Lots 1 and 2, Block 4; and
              Outlots A and B; PLUM TREE 4TH ADDITION, according to the plat thereof on file and of record in the offices of the Registrar of Titles and the County Recorder for Hennepin County, Minnesota.